[THE BLACKSTONE GROUP(R) LOGO] [GRAPHIC OMITTED]


    THE BLACKSTONE GROUP COMPLETES ACQUISITION OF EXTENDED STAY AMERICA, INC.


Spartanburg, SC - May 11, 2004 - Extended Stay America, Inc. announced today that it has completed its merger with an affiliate of The Blackstone Group. Under the terms of the merger agreement, ESA stockholders will receive $19.625 per share in cash, without interest.

As of 8:00 A.M. Eastern Daylight Time (EDT) on Tuesday, May 11, 2004, approximately $169,100,000 in the aggregate principal amount of the ESA 9.15% Senior Subordinated Notes due 2008 (the "2008 Notes"), constituting approximately 85% of the 2008 Notes, and approximately $291,851,000 in the aggregate principal amount of the ESA 9 7/8% Senior Subordinated Notes due 2011 (the "2011 Notes" and together with the 2008 Notes, the "Notes"), constituting approximately 97% of the 2011 Notes, had been tendered and not withdrawn in connection with the previously announced cash tender offers for the Notes. All Notes validly tendered and not withdrawn in the offers have been accepted for payment. In addition, ESA announced that it has successfully completed the related consent solicitations for the Notes. The offer to acquire all of the outstanding Notes expired, as scheduled, on Tuesday, May 11, 2004 at 8:00 A.M. EDT.

About Extended Stay America
Extended Stay America develops, owns and operates three brands of "extended stay" lodging hotels, designed for business and personal travelers in need of affordable, high quality accommodations for a week or more. The Company's brands include: Crossland Economy Studios, Extended StayAmerica Efficiency Studios and StudioPLUS Deluxe Studios. The Company owns and operates 475 hotels in 42 states, including 95 StudioPLUS Deluxe Studios, 341 Extended StayAmerica Efficiency Studios and 39 Crossland Economy Studios hotels, making the Company the leading provider of value-priced extended stay lodging. www.extstay.com

About The Blackstone Group
The Blackstone Group, a private investment and advisory firm with offices in New York, London and Hamburg, was founded in 1985. The firm has raised a total of approximately $32 billion for alternative asset investing since its formation. The Blackstone Group's six core businesses are Private Equity Investing, Private Real Estate Investing, Corporate Debt Investing, Marketable Alternative Asset Management, Corporate Advisory, and Restructuring and Reorganization Advisory. www.blackstone.com

Contact:
John Ford
VP Corporate Communications
The Blackstone Group
Tel: 212 583-5559
ford@blackstone.com

                                                 -------------------------------
                                                 The Blackstone Group(R) L.P.
                                                 345 Park Avenue
                                                 New York, NY 10154
                                                 212 583-5000